Exhibit 21.1

SUBSIDIARIES

	Subsidiary	Jurisdiction of Incorporation
1.	Carbon Software Technologies Holdings Limited	Ireland
2.	GetGo Audio LLC	Delaware
3.	GetGo AUS Pty Ltd	Australia
4.	GetGo Communications LLC	Delaware
5.	GetGo Communications Virginia LLC	Virginia
6.	GetGo Germany GmbH	Germany
7.	GetGo Holdings Bermuda Limited	Bermuda
8.	GetGo Investment LLC	Delaware
9.	GetGo Software Technologies India Private Limited	India
10.	GetGo Technologies Ireland Limited	Ireland
11.	GetGo Technologies UK Limited	United Kingdom
12.	Grasshopper Group, LLC	Massachusetts